                               Payless ShoeSource

                           OFFER TO PURCHASE FOR CASH

                      7,547,170 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $53.00
                         NOR LESS THAN $48.00 PER SHARE

  THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
              P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 10, 2000,
                      UNLESS THE TENDER OFFER IS EXTENDED.

     Payless ShoeSource, Inc., a Delaware corporation, is offering to purchase for cash 7,547,170 shares of its common stock, including the associated preferred stock purchase rights issued under the Stockholder Protection Rights Agreement, dated as of April 20, 1998, as amended, between Payless and UMB Bank, N.A., as Rights Agent, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). We are inviting you to tender your shares at prices specified by you that are not greater than $53.00 nor less than $48.00 per share, net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not in excess of $53.00 nor less than $48.00 per share net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by you. We will select the lowest purchase price that will allow us to purchase 7,547,170 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $53.00 nor less than $48.00 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. We reserve the right, in our sole discretion, to purchase more than 7,547,170 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. Payless reserves the right to purchase all shares duly tendered by any stockholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then

                  The Dealer Manager for the Tender Offer is:

                              GOLDMAN, SACHS & CO.

March 13, 2000
beneficially or of record own an aggregate of fewer than 100 shares. If you own beneficially or of record less than 100 shares, properly tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     The shares are listed and traded on the New York Stock Exchange under the trading symbol "PSS". On March 7, 2000, the last trading day before the date of the public announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $41.75. Stockholders are urged to obtain current market quotations for the shares. See Section 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.
                       ---------------------------------

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you should either

          (1) (a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the related letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to EquiServe, the depositary for the tender offer, and mail or deliver the certificates for the shares to the depositary together with any other documents required by the letter of transmittal or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or

          (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and

          (1) your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

          (2) you cannot comply with the procedure for book-entry transfer, or

          (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer,

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, or to Goldman, Sachs & Co., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                               TABLE OF CONTENTS

SECTION                                                              PAGE
-------                                                              ----
Summary Term Sheet.................................................    1
The Tender Offer...................................................    4
  1.   Number of Shares; Proration.................................    4
  2.   Purpose of the Tender Offer; Material Effects of the Tender
         Offer.....................................................    6
  3.   Procedures for Tendering Shares.............................    8
  4.   Withdrawal Rights...........................................   12
  5.   Purchase of Shares and Payment of Purchase Price............   13
  6.   Conditions of the Tender Offer..............................   14
  7.   Price Range of Shares; Dividends............................   16
  8.   Source and Amount of Funds..................................   18
  9.   Certain Information Concerning Payless......................   21
  10.  Interest of Directors and Executive Officers and Principal
         Stockholders; Transactions and Arrangements Concerning
         Shares....................................................   24
  11.  Effects of the Tender Offer on the Market for Shares;
         Registration Under the Exchange Act.......................   27
  12.  Legal Matters; Regulatory Approvals.........................   27
  13.  United States Federal Income Tax Consequences...............   27
  14.  Extension of the Tender Offer; Termination; Amendment.......   30
  15.  Fees and Expenses...........................................   31
  16.  Miscellaneous...............................................   32

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase, including the Summary Term Sheet, the Introduction and Sections 2, 6, 7, 8, 9, 10, 11 and 13 contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

     - change in consumer spending patterns;

     - change in consumer preferences and overall economic conditions;

     - impact of competition and pricing;

     - changes in weather patterns;

     - successful implementations of new technologies;

     - the financial condition of the suppliers and manufacturers from whom the Company sources its merchandise;

     - changes in existing or potential duties, tariffs or quotas;

     - changes in political instability in foreign countries or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located;

     - changes in trade and foreign tax laws;

     - fluctuations in currency exchanges rates;

     - availability of suitable store locations on acceptable terms;

     - the ability to achieve expected advantages of operating shoe departments in speciality discount stores;

     - the ability to hire, train and retain associates; and

     - general economic, business and social conditions.

     In addition, please refer to our 1998 Annual Report and our Form 10-K for the fiscal year ended January 30, 1999, for more information on these and other risk factors. We undertake no obligation to make any revisions to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
  SHARES?.....................   Payless ShoeSource, Inc. is offering to
                                 purchase your shares of Payless common stock and the associated preferred stock purchase rights.

WHAT WILL THE PURCHASE PRICE
FOR THE SHARES BE?............   We will determine the purchase price that we
                                 will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 7,547,170 shares, or such lesser number of shares as are properly tendered. The purchase price will not be greater than $53.00 nor less than $48.00 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price. See Section 1.

HOW MANY SHARES WILL PAYLESS
  PURCHASE?...................   We will purchase 7,547,170 shares in the tender
                                 offer, or such lesser number of shares as are properly tendered. We also expressly reserve the right to purchase additional shares of up to 2% of the outstanding shares and could decide to purchase more shares subject to applicable legal requirements. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the preferred stock purchase rights. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

HOW WILL PAYLESS PAY FOR THE
  SHARES?.....................   We anticipate that we will obtain all of the
                                 funds necessary to purchase shares tendered in the offer, to refinance Payless' existing indebtedness and to pay related fees and expenses by means of (1) a senior secured credit facility consisting of (a) up to $400 million under a senior secured term loan facility and (b) borrowings of up to $50 million under a $200 million senior secured revolving credit facility and (2) available cash. The tender offer is not subject to the receipt of financing. See Section 8.

HOW LONG DO I HAVE TO TENDER
MY SHARES?....................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Monday, April 10, 2000, at 5:00 p.m., New York
                                 City time, unless we extend it. See Section 1.
                                 We may choose to extend the tender offer for any reason. See Section 14.

HOW WILL I BE NOTIFIED IF
PAYLESS EXTENDS THE TENDER
  OFFER?......................   We will issue a press release by 9:00 a.m., New
                                 York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section
                                 14.

ARE THERE ANY CONDITIONS TO
THE TENDER OFFER?.............   Yes. The tender offer is subject to conditions
                                 such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our business that, in our judgment, is or may be materially adverse to us. See Section 6.

HOW DO I TENDER MY SHARES?....   To tender your shares, prior to 5:00 p.m., New
                                 York City time, on Monday, April 10, 2000, unless the offer is extended:

                                 - you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                 - the depositary must receive a confirmation of
                                   receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                 - you must comply with the guaranteed delivery
                                   procedure.

                                 Contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN
  THE TENDER OFFER, CAN I
  WITHDRAW MY TENDER?.........   You may withdraw any shares you have tendered
                                 at any time before 5:00 p.m., New York City time, on Monday, April 10, 2000, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Friday, May 5, 2000. See Section 4.

HOW DO I WITHDRAW SHARES I
  PREVIOUSLY TENDERED?........   You must deliver on a timely basis a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. See Section 4.

HAS PAYLESS OR ITS BOARD OF
  DIRECTORS ADOPTED A POSITION
  ON THE TENDER OFFER?........   Our Board of Directors has approved the tender
                                 offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See
                                 Section 10.

IF I OWN LESS THAN 100 SHARES,
AND I TENDER ALL OF MY SHARES,
  WILL I BE SUBJECT TO
  PRORATION?..................   If you own beneficially or of record less than
                                 100 shares, tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

WHEN WILL PAYLESS PAY FOR THE
  SHARES I TENDER?............   We will pay the purchase price, net in cash,
                                 without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

WILL I HAVE TO PAY BROKERAGE
  COMMISSIONS IF I TENDER MY
  SHARES?.....................   If you are a registered stockholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX
  CONSEQUENCES IF I TENDER MY
  SHARES?.....................   Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 In addition, such receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 13.

WILL I HAVE TO PAY STOCK
TRANSFER TAX IF I TENDER MY
  SHARES?.....................   If you instruct the depositary in the related
                                 letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section
                                 5.

WHO CAN I TALK TO IF I HAVE
  QUESTIONS?..................   The information agent and the dealer manager
                                 can help answer your questions. The information agent is D.F. King & Co., Inc. and the dealer manager is Goldman, Sachs & Co. Their contact information is set forth on the back cover page of this document.

                                THE TENDER OFFER

1. NUMBER OF SHARES; PRORATION.

     General. Upon the terms and subject to the conditions of the tender offer, Payless will purchase 7,547,170 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer at prices not in excess of $53.00 nor less than $48.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Monday, April 10, 2000, unless and until Payless, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Payless, shall expire. See Section 14 for a description of Payless' right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Payless may, and Payless expressly reserves the right to, purchase under the tender offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section
14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and withdrawal rights expire on the expiration date.

     If (1)(a) Payless increases the price to be paid for shares above $53.00 per share or decreases the price to be paid for shares below $48.00 per share,
(b) Payless increases the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares or (c) Payless decreases the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $53.00 nor less than $48.00 per share, at which they are willing to sell their shares to Payless under the tender offer. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $48.00 or as high as $53.00. As promptly as practicable following the expiration date, Payless will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Payless will select the lowest purchase price, not in excess of $53.00 nor less than $48.00 net per share in cash, without interest, that will enable it to purchase 7,547,170 shares, or such lesser number of shares as are properly tendered, under the tender offer. Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at

Payless's expense as promptly as practicable following the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares but a separate letter of transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 7,547,170 shares, or such greater number of shares as Payless may elect to purchase, subject to applicable law, Payless will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 7,547,170 shares, or such greater number of shares as Payless may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, Payless will purchase properly tendered shares on the basis set forth below:

          (1) Payless will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder (as defined below) who:

             (a) tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price (tenders of less than all the shares owned by such odd lot holder will not qualify for this preference); and

             (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          (2) after the purchase of all of the foregoing shares, Payless will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the NYSE. Any stockholder wishing to tender all of such stockholder's shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     Payless also reserves the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tenders all shares beneficially or of record owned at or below the purchase price and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If Payless exercises this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

     Proration. If proration of tendered shares is required, Payless will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure, Payless does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain such information from their brokers.

     As described in Section 13, the number of shares that Payless will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Payless' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. PURPOSE OF THE TENDER OFFER; MATERIAL EFFECTS OF THE TENDER OFFER.

     Purpose of the Tender Offer. Payless is making the tender offer because the Payless Board of Directors believes that its shares are undervalued in the public market. Payless believes that the tender offer is a prudent use of its financial resources given its business profile, assets and current market price, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer is consistent with its historical commitment of repurchasing shares from time to time as a means of increasing stockholder value.

     Since Payless was spun-off from The May Department Stores Company in 1996, it has repurchased an aggregate of approximately $582 million of shares. Over the past year, Payless has been considering various strategic alternatives, such as acquisitions and share repurchases, as a use of available resources to create stockholder value. To date, Payless has not found a suitable acquisition candidate available on appropriate terms. In addition, during the course of its general stockholder relations efforts, several of Payless' large stockholders have indicated their view that large share repurchases would be a preferable use of available resources to increase stockholder value.

     Therefore, in order to achieve the potential benefits described below, Payless has commenced the tender offer. In connection with its decision to commence the tender offer, the Company has raised its earnings per share growth targets above its previous goal of 15 percent, to 20 percent on the current fiscal year, excluding non-recurring and extraordinary charges. The Company will take approximately $11.8 million of pre-tax charges for non-recurring and extraordinary items against earnings of the first fiscal quarter 2000, principally for costs associated with the analysis and consideration of various strategic alternatives, refinancing costs and costs associated with the self-tender.

     After the completion of the tender offer, Payless expects to have sufficient cash flow and access to other funding (including as a result of the financing described in Section 8) to meet its cash needs for normal operations and anticipated capital expenditures.

     Potential Benefits of the Tender Offer. Payless believes the tender offer may provide several benefits to the Company and its stockholders, including:

     - The tender offer and related borrowings will provide a capital structure that makes greater use of financial leverage at reasonable interest rates, thus making possible improved earnings per share for continuing stockholders if future earnings are at the level anticipated, without imposing excessive risk on the Company or its stockholders if future earnings are weaker than expected.

     - Payless believes that after the tender offer is completed its financial condition, access to capital and outlook for continued favorable cash generation will allow Payless to continue to pursue the development of its core business, including ongoing product development activities, important retail marketing initiatives, capital expenditures, strategic acquisitions and expansion in Canada.

     - The tender offer represents the opportunity to return a portion of its cash to stockholders who elect to tender their shares. Stockholders who sell all or a portion of their common stock have the opportunity to receive a premium of 15% to 27% to Payless' closing price per share of $41.75 on March 7, 2000, the last trading day prior to the announcement of the tender offer. In addition, where common stock is tendered by the registered owner of that stock directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold common stock registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in New York Stock Exchange transactions.

     - Stockholders who determine not to participate in the tender offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets.

     Accordingly, the Board of Directors of Payless believes that the tender offer is consistent with the Company's long-term corporate goal of increasing stockholder value.

     Potential Risks and Disadvantages of the Tender Offer. The tender offer also presents some potential risks and disadvantages to the Company and its continuing stockholders, including:

     - Payless will incur significant additional indebtedness in order to pay for the tendered shares. If the tender offer is fully subscribed, Payless' ratio of total debt to total capital will increase materially. In addition, its stockholders' equity will decrease from $704 million to $274 million. See Section 9. Payless cannot determine whether stock market or other third party perceptions of the Company will be adversely affected by the additional indebtedness. Payless' higher leverage will also result in its continuing stockholders bearing a higher risk in the event of future losses or earnings reductions.

     - The pro forma balance sheet contained in Section 9 shows that Payless' interest expense for fiscal year 1999 on a pro forma basis was approximately $38.7 million compared to its actual interest income for fiscal year 1999 of approximately $900,000, thereby reducing its available cash for normal operations, capital expenditures and other growth initiatives.

     - Payless will incur a one-time extraordinary charge of approximately $3.7 million after taxes in connection with the tender offer as a result of the early retirement of existing borrowings. See Section 9.

     - The tender offer will reduce the Company's "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in Payless' public float, combined with higher leverage, may result in lower stock prices or reduced liquidity in the trading market for its common stock following the completion of the tender offer.

     NEITHER PAYLESS NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. PAYLESS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. PAYLESS HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

     Payless may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4 prohibits Payless and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

     Shares the Company acquires pursuant to the tender offer will be canceled and returned to the status of authorized but unissued stock, and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of NYSE or any other securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3. PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this document or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED
(1) "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH SHARES ARE BEING TENDERED OR (2) "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE LETTER OF TRANSMITTAL THAT THE STOCKHOLDER WILL ACCEPT THE PURCHASE PRICE DETERMINED BY PAYLESS IN ACCORDANCE WITH THE TERMS OF THE TENDER OFFER. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Stockholders who own shares under the Payless ShoeSource, Inc. Stock Ownership Plan and who wish to tender shares in the tender offer should so indicate (1) by marking "Yes" in the section of the letter of transmittal captioned "Payless ShoeSource, Inc. Stock Ownership Plan" and (2) stating whether they are tendering all or a percentage of their stock fund account. Participants in the Payless ShoeSource, Inc. Profit Sharing Plan and those in the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates will receive separate instructions from the applicable plan trustee on how to tender shares held under the applicable plan. For all three plans, because of the manner in which the plans are administered, participants will tender a designated percentage of their shares rather than a set number of shares.

     Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal. If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Payless may enforce such agreement against such participant.

     Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Information Agent. See Instructions 13 and 14 of the related letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

     Federal Income Tax Withholding on Foreign Stockholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form 1001 or W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form 4224 or W-8ECI. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 13 AND 14 OF THE LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an eligible guarantor institution;

          (b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Payless has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

          (c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the letter of transmittal, are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Payless, in its sole discretion, and its determination will be final and binding on all parties. Payless reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Payless determines may be unlawful. Payless also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Payless's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Payless. None of Payless, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Payless' Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Payless that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Payless' acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Payless upon the terms and conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact UMB Bank, the transfer agent for Payless shares, at (800) 884-4225, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact UMB Bank immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO PAYLESS, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO PAYLESS, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by Payless under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Friday, May 5, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Payless, in its sole discretion, whose determination will be final and binding. None of Payless, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If Payless extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Payless' rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Payless, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Payless (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, Payless will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Payless will accept for payment and pay a single per share purchase price for 7,547,170 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $53.00 nor less than $48.00 per share.

     Payless will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Payless and transmitting payment to the tendering stockholders.

     In the event of proration, Payless will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Payless does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Payless' expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY PAYLESS REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, Payless may not be obligated to purchase shares under the tender offer. See Section 6.

     Payless will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, Payless will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after March 13, 2000 and before the expiration date any of the following events shall have occurred (or shall have been determined by Payless to have occurred) that, in Payless' judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Payless), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in Payless' judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Payless and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Payless or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Payless;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Payless or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Payless' judgment, would or might directly or indirectly
     (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict the ability of Payless, or render Payless unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to Payless or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Payless and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Payless or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Payless' judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union, (v) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the judgment of Payless, have a material adverse effect on Payless' business, operations or prospects or the trading in the shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) from the close of business on March 7, 2000;

          (d) a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Payless or any subsidiary, shall have been proposed, announced or made by any person;

          (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before March 7, 2000), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before March 7, 2000 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Payless or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the board of directors of Payless;

          (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Payless or its subsidiaries that, in Payless' judgment, is or may be material and adverse to Payless or its subsidiaries; or

          (g) Payless determines that the completion of the tender offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of Payless and may be asserted by Payless regardless of the circumstances (including any action or inaction by Payless) giving rise to any such condition, and may be waived by Payless, in whole or in part, at any time and from time to time in its sole discretion. Payless' failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by Payless concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are listed and traded on the NYSE under the trading symbol "PSS." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NYSE Composite Tape, as applicable. The Company has declared no dividends between January 1, 1998 and the date of this document.

                                                          HIGH        LOW
                                                         -------    -------
Fiscal 1998:
  First Quarter........................................  $77.000    $65.125
  Second Quarter.......................................   74.375     56.375
  Third Quarter........................................   57.688     37.000
  Fourth Quarter.......................................   53.000     41.625
Fiscal 1999:
  First Quarter........................................  $59.250    $44.375
  Second Quarter.......................................   59.813     48.438
  Third Quarter........................................   54.125     44.750
  Fourth Quarter.......................................   47.750     40.000
Fiscal 2000:
  First Quarter (through March 10, 2000)...............  $49.750    $38.750

     On March 7, 2000, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $41.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Rights Agreement. On April 20, 1998, Payless entered into a Stockholder Protection Rights Agreement with UMB Bank, N.A., as Rights Agent (as amended, the "Rights Agreement").

     The rights attach to all certificates representing shares of common stock outstanding at the close of business on May 21, 1998 and will attach to any shares of common stock issued by Payless, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after May 21, 1998, and prior to the "separation time," as defined below. The rights will become exercisable and will separate from the common stock and be represented by separate certificates at the separation time, which generally will be the date 10 days after anyone acquires or commences a tender or exchange offer to acquire 15% or more of Payless' outstanding common stock (such person being referred to as an "acquiring person"). The rights will not be exercisable until such date, if any, and will expire on May 21, 2008, unless this date is extended or unless the rights are earlier exchanged or redeemed by Payless. Upon the distribution date, the rights will initially be exercisable, at a price of $250, for one one-hundredth of a share of Payless' preferred stock, although the terms of the exercise are subject to adjustment under the Rights Agreement. Under the Rights Agreement, the following are not acquiring persons:

     - Payless;

     - any of Payless' subsidiaries;

     - employee benefit plans of Payless or any of its subsidiaries;

     - any person who becomes the beneficial owner of more than 15% or more of the shares without any plan or intention to seek or affect control of Payless if such person promptly enters into an irrevocable commitment to divest (and actually divests) sufficient shares of Payless common stock so that such person ceases to be the beneficial owner of 15% or more of the Payless common stock;

     - any person who becomes the beneficial owner of 15% or more of Payless common stock solely as a result of an acquisition by Payless of common stock (including as a result of this tender offer), except that such a person will be an acquiring person if such person acquires any additional shares of Payless common stock); or

     - certain other limited exceptions.

     Upon any person becoming an acquiring person, subject to the exception noted below in this paragraph, each right will entitle the holder to purchase the number of shares of common stock of Payless having a then current market value of twice the exercise price of the right. For example, at the initial exercise price of $250, upon exercise, each right would entitle its holder to receive $500 worth of common stock of Payless or other consideration, as described below. In addition, each right will entitle the holder to purchase the number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the right, if, after the date upon which someone has become an acquiring person:

     - Payless is party to certain merger or another business combination transactions; or

     - Payless sells or disposes of 50% or more of its consolidated assets, operating income or cash flow.

     If either of the above events occur, the acquiring company shall assume all of Payless' obligations under the Rights Agreement.

     From and after the occurrence of the event which triggers the exercise of the rights, any rights that are or were acquired or beneficially owned by any acquiring person, any associate or any affiliate shall be void and any holder of those rights shall thereafter have no right to exercise or transfer those rights.

     At any time prior to the earlier of ten business days following the date upon which it has been publicly announced by Payless that someone has become an acquiring person (or such later date as the Payless Board of Directors may determine prior to such an announcement), the Payless Board of Directors may redeem all, but not less than all, of the outstanding rights at a price of $0.01 per right, subject to adjustment, payable in cash, shares of common stock of Payless or other securities of Payless. Immediately upon any redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the redemption price.

     At any time after a person becomes an acquiring person and prior to the time that any acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of Payless common stock, Payless' Board of Directors may exchange all, but not less than all, the then outstanding rights, other than those rights owned by the acquiring person or any associate or affiliate thereof for shares of Payless common stock at an exchange ratio of one share of common stock per right.

     In the event that, after the rights become exercisable for shares of the Payless common stock, there is an insufficient number of shares of the Payless common stock available to permit the full exercise of the rights, Payless' Board of Directors has the ability to substitute an equivalent value in debt or equity securities or other assets (or a combination thereof).

     Prior to the time that any person has become an acquiring person, the Rights Agreement may be amended in any respect by the Payless Board of Directors without the consent of the holders of the rights.

     The foregoing description of the rights is qualified in its entirety by reference to the Stockholder Protection Rights Agreement, a copy of which has been filed as Exhibit 4 to Form 8-K filed by Payless on June 3, 1998 with the Commission. Such report and exhibit may be obtained from the Commission in the manner provided in Section 9.

8. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the maximum 7,547,170 shares are tendered in the offer at a price between $48.00 and $53.00 per share, the aggregate purchase price will be between $362,264,160 and $400,000,010. Payless expects that its fees and expenses for the offer will be approximately $16,500,000 (including fees and expenses incurred as a result of refinancing its existing indebtedness of approximately $122 million).

     Payless anticipates that it will obtain all of the funds necessary to purchase shares tendered in the offer and to refinance the Company's existing indebtedness, as well as to pay related fees and expenses, by means of (1) a senior secured credit facility consisting of (a) up to $400 million under a senior secured term loan facility ("Term Facility") and (b) a $200 million senior secured revolving credit facility ("Revolving Credit Facility" and, together with the Term Facility, the "Facilities") and (2) available cash. In addition, Payless will also use funds available under the Revolving Credit Facility to provide working capital and for general and other corporate purposes. The availability of funds under the Facilities is subject to the satisfaction or waiver of certain conditions, as summarized below. While it is the Company's expectation that those conditions will be satisfied, such conditions are not all within the Company's control, and there can be no assurance that the conditions will be satisfied. The Company intends to repay amounts borrowed under the Facilities from available cash flow as payments come due under the Facilities.

     The Facilities are to be established pursuant to a commitment letter, dated March 10, 2000, from Goldman Sachs Credit Partners L.P. ("GSCP"), an affiliate of Goldman, Sachs & Co. (the "Commitment Letter"). Under the Commitment Letter, GSCP will act as sole lead arranger to provide Payless with structuring advice and as sole syndication agent to provide Payless with syndication advice relating to the Facilities. In addition, GSCP has committed, subject to the terms and conditions of the Commitment Letter, to provide the full $600 million of the Facilities. Payless is currently in the process of negotiating definitive documentation for the Facilities (the "Credit Agreements").

     GSCP's commitments are subject, in its discretion, to certain conditions precedent, including without limitation (1) that there has not been any change in Payless' capital stock or long-term debt or any adverse change in or affecting its general affairs, management, financial position, stockholders' equity, results of operations or prospects since January 30, 1999 that GSCP, in its reasonable good faith judgment, deems material, (2) that there shall not have been any disruption or adverse change in the financial or capital markets generally, or in the market for loan syndications in particular that GSCP, in its reasonable good faith judgment, deems material, (3) the Facilities being assigned a credit rating by each of Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Rating Group ("S&P"), (4) the negotiation, execution and delivery of appropriate loan documents relating to the Facilities and (5) GSCP has not become aware of any new or inconsistent information with respect to legal or regulatory issues relevant to Payless that GSCP deems material and adverse. Payless does not have alternative financing arrangements or plans in the event that the financing contemplated by the Commitment Letter is not available.

     It is GSCP's intention to syndicate the Facilities to other financial institutions (the "Lenders"), which will be selected by GSCP with Payless' consent (not to be unreasonably withheld). One of the Lenders will act as collateral agent and administrative agent for the Lenders (the "Administrative Agent").

     General Description of Facilities. Pursuant to the Commitment Letter, the Term Facility is expected to consist of a $400 million senior term loan maturing on the fifth anniversary of the date on which Payless pays for shares accepted in the tender offer and the funding occurs (the "Closing Date"). The Term Facility will be drawn on only one time and will be used to finance the tender offer and possibly, depending upon the resulting aggregate purchase price in the offer, to refinance a portion of Payless' existing indebtedness and to pay transaction costs. The Term Facility will be amortized in equal quarterly installments that will equal 5.0% in the first year following the Closing

Date, 12.5% in the second year, 20.0% in the third year, 27.5% in the fourth year and 35.0% in the fifth year.

     Pursuant to the Commitment Letter, the Revolving Credit Facility is expected to consist of a $200 million senior revolving credit facility maturing on the fifth anniversary of the Closing Date. The Revolving Credit Facility will be available beginning on the Closing Date to provide working capital and for general and other corporate purposes. Amounts available under the Revolving Credit Facility may be borrowed, repaid and reborrowed until maturity. The $200 million available under the Revolving Credit Facility will also be available for the issuance of letters of credit, which will require Payless to pay certain fees in connection therewith.

     Interest Rates. Amounts borrowed under the Facilities will bear interest during the period beginning on the Closing Date and ending on the six-month anniversary of the Closing Date at Payless' option as follows:

     - at the rate per annum equal to a 2.00% per annum margin plus the reserve adjusted Eurodollar Rate (as defined in the Commitment Letter) or

     - at the rate per annum equal to a 1.00% per annum margin plus the greater of (1) the Administrative Agent's prime lending rate in effect from time to time and (2) the Base Rate (as defined in the Commitment Letter) in effect from time to time plus 0.50%.

     If during the six-month period Payless receives a senior unsecured debt rating of at least Ba1 and BB+ from each of Moody's and S&P, respectively, in connection with the ratings required to be received on the Closing Date, the additional interest rate margin for the adjusted Eurodollar Rate and the Base Rate will be reduced to 1.75% and 0.75%, respectively.

     After the six-month anniversary, the margins will be subject to adjustment based on a performance pricing grid as follows:

TOTAL DEBT/EBITDA RATIO    APPLICABLE MARGINS
------------------------   ----------------------------
                           EURODOLLAR
FROM              TO          RATE         BASE RATE
----          ----------   ----------      ---------
   >1.75 x                    2.00%           1.00%
    1.25         1.75         1.75%           0.75%
    0.75         1.25         1.50%           0.50%
   <0.75 x                    1.25%           0.25%

     If Payless receives a senior unsecured debt rating of at least Ba1 and BB+ from each of Moody's and S&P, respectively, in connection with the ratings required to be received on the Closing Date, the margins for the adjusted Eurodollar Rate and the Base Rate will not exceed 1.75% and 0.75%, respectively.

     If an Event of Default (as that term will be defined in the Credit Agreements) occurs and is continuing, the applicable interest rates will be equal to the rate of interest on then applicable Base Rate loans plus 2.00% per annum.

     Commitment Fees. Commitment fees on the unused portion of the Revolving Credit Facility will accrue from the Closing Date at a rate per annum equal to 0.50% (0.35% if Payless receives a senior unsecured debt rating of at least Ba1 and BB+ from each of Moody's and S&P, respectively, in connection with the ratings required to be received on the Closing Date) until the six-month anniversary of the Closing Date. After the six-month anniversary, commitment fees will accrue at a rate per annum based on a performance pricing grid as follows (except that if Payless receives a senior unsecured debt rating of at least Ba1 and BB+ from each of Moody's and S&P, respectively, in connection with the ratings required to be received on the Closing Date the fees will not exceed 0.350%):

TOTAL DEBT/EBITDA RATIO
------------------------
FROM              TO         COMMITMENT FEE
----          ----------     --------------
   >1.75 x
                                           0.500%
    1.25         1.75
                                           0.350%
    0.75         1.25
                                           0.300%
   <0.75 x
                                           0.250%

     Voluntary Prepayments. The Facilities may be prepaid in whole or in part without premium or penalty except that loans bearing interest with reference to the adjusted Eurodollar Rate will be prepayable only with certain associated fees unless prepaid on the last day of the related interest period. Voluntary prepayments will be applied between the Facilities in the manner in which Payless chooses; however, voluntary prepayments of the Term Facility will be applied as follows: the first 50% to the next scheduled amortization payments in the order of maturity and the second 50% on a pro rata basis to the then-remaining scheduled amortization payments.

     Mandatory Prepayments. Until Payless obtains a senior unsecured debt rating of at least Baa3 and BBB- from each of Moody's and S&P, respectively, Payless will be required to make prepayments on the Facilities under certain customary circumstances, including without limitation:

     - all net proceeds from any asset sales of more than $10 million in any fiscal year;

     - all net proceeds from any debt or preferred stock issuance in excess of $25 million in any fiscal year subject to certain exceptions to be agreed upon; and

     - all net proceeds from any issuance or condemnation events totaling more than $10 million in any fiscal year.

     Security Interests. Until Payless obtains a senior unsecured debt rating of at least Baa3 and BBB- from each of Moody's and S&P, respectively, the Facilities will be secured by a first priority perfected security interest in all of Payless' current and future domestic subsidiaries' capital stock and 65% of the capital stock of each of Payless' foreign subsidiaries. In addition, all of Payless' other assets and properties, including those of Payless' domestic subsidiaries, will be subject to a negative pledge.

     Representations, Warranties, Covenants and Events of Default. The Facilities will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings. Such covenants will include restrictions and limitations on liens, consolidations and mergers, indebtedness, capital expenditures, asset dispositions, sale-leaseback transactions, limitations on stock repurchases, subsidiary indebtedness, advances and investments, acquisitions and other restrictions and limitations. Furthermore, the Company will be required to maintain compliance with certain financial covenants such as a Total Debt to EBITDA, Minimum Fixed Charge Coverage and Total Debt to Total Capitalization Ratios (as those terms will be defined in the Credit Agreements).

     Funding Protections. Pursuant to the Commitment Letter, there will be certain funding protections in favor of the Lenders customary for transactions of the type contemplated by the Facilities, including breakage costs, gross-ups for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

     Facilities are Subject to Finalization and the Description of the Facilities is Qualified by Reference to the Commitment Letter. The terms of the Facilities have not yet been finalized and are still being negotiated. Accordingly, the foregoing description of the Facilities is preliminary and necessarily incomplete. In addition, the terms and provisions of the Facilities, to the extent described, are subject to change if the terms of the Offer change, and may be changed after consultation with Payless in limited respects under certain circumstances. In any event, the ultimate Facilities might contain terms that are more or less onerous than those currently contemplated.

     Conditions to Initial Funding. Pursuant to the Commitment Letter, the initial funding under the Facilities is subject to certain conditions precedent, including but not limited to (i) the negotiation, execution and delivery of definitive documents reasonably satisfactory to GSCP, the Lenders and the Administrative Agent for the financing, (ii) the Administrative Agent, on behalf of the Lenders, shall have been granted a perfected first priority security interest in all of the assets constituting security for the lending under the Facilities, (iii) there shall have been no adverse change in our general affairs, management, financial position, stockholders' equity, results of operations or prospects since January 30, 1999 that GSCP deems material, (iv) there shall have been no disruption or adverse change in the financial or capital markets generally or in the market for loan syndications in particular that GSCP deems material, (v) all necessary governmental and third party approvals in connection with the Facilities and the transactions contemplated by the Facilities have been obtained and remain in effect (and all applicable waiting periods shall have expired without any action being taken by any applicable authority) and no applicable law or regulation shall restrain, prevent or impose materially adverse conditions on the transactions contemplated by the tender offer or the financings contemplated by the Facilities, (vi) GSCP and the Administrative Agent shall be reasonably satisfied with the structure utilized to consummate the tender offer and the refinancing of our existing indebtedness, (vii) completion of the tender offer and retirement of the acquired shares in accordance with the terms of the offer to purchase and (viii) such other conditions as are set forth in the Commitment Letter, which is filed as an exhibit to the Schedule of which this offer to purchase forms a part, and which is incorporated herein by reference. In addition, all borrowings are subject to conditions precedent that include without limitation requirements relating to prior written notice of borrowing, the accuracy of representations and warranties that we will make in the definitive loan documentation, the absence of any "default" or "potential default" (as those terms will be defined in the definitive loan documentation) and other customary conditions for financing of the sort undertaken pursuant to the Commitment Letter.

     The foregoing description is qualified in its entirety by reference to the Commitment Letter, a copy of which is filed as an exhibit to the Schedule TO in which this document has been filed with the Commission and is incorporated herein by reference.

9. CERTAIN INFORMATION CONCERNING PAYLESS.

     General. Payless, first founded in 1956 under the name "Volume Distributors," was acquired by The May Department Stores Company in 1979, was spun-off by The May Department Stores Company in 1996 and was reorganized into its current holding company structure in June 1998. Today Payless, together with its subsidiaries, is the largest family footwear retailer in the United States. Payless sold approximately 215 million pairs of shoes in fiscal 1999 and served nearly 160 million customers.

     As of January 29, 2000, Payless operated 4,492 Payless ShoeSource stores in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, Saipan, and Canada. Payless ShoeSource stores feature fashionable, quality footwear for men, women and children, including athletic, casual, dress, sandals, work boots and slippers. In addition, the Company operated 220 Parade stores in 16 states. Parade offers fashionable women's footwear and accessories at moderate prices. Payless has approximately 26,000 employees.

     Payless considers itself part of the value-priced segment of the footwear industry. In 1999, the Company's sales accounted for approximately 7.1% of the total sales of the estimated $38 billion United States footwear market. Payless stores offer a broad assortment of fashionable, quality footwear for men, women and children, including athletic, casual, dress, sandals, work boots and slippers. Shoes are constructed with leather, canvas and man-made materials. Styling is updated regularly in an effort to remain current with proven fashion trends. In addition to shoes, Payless ShoeSource stores offer accessories, including handbags, shoe polish and hosiery. Parade stores are self-selection and feature fashionable women's dress, casual and athletic footwear priced in the $20 to $40 per pair range.

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND
                        SUMMARY PRO FORMA FINANCIAL DATA

     The following summary historical consolidated financial data has been derived from the accounting records of Payless. The historical information accords with the information contained in the Company's press release reporting the results of their operations for the year ended January 29, 2000. In the opinion of management of the Company, the summary historical financial information as of and for the year ended January 29, 2000, includes all adjusting entries (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. For additional historical financial information, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999, and to its Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1999.

     The following pro forma financial information gives effect to the purchase of shares pursuant to the tender offer and the financing described in Section 8, based on the assumptions described in the footnotes below, as if such transactions had occurred on the first day of the year ended January 29, 2000. This pro forma information does not purport to be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted if the purchase of the shares pursuant to the tender offer and the financing had been completed at the date indicated.

                            PAYLESS SHOESOURCE, INC.

                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS

                                                                                 PRO FORMA
                                                                            FOR FISCAL YEAR 1999
                                                   ACTUAL FOR FISCAL    ----------------------------
                                                       YEAR 1999        $48.00 SHARE    $53.00 SHARE
                                                   -----------------    ------------    ------------
                                                            ($ MILLIONS, EXCEPT PER SHARE)
Net Retail Sales.................................      $ 2,730.1         $ 2,730.1       $ 2,730.1
Cost of Sales....................................       (1,868.3)         (1,868.3)       (1,868.3)
                                                       ---------         ---------       ---------
Gross Margin.....................................      $   861.8         $   861.8       $   861.8
Selling, General and Administrative Expenses.....          635.7             635.7           635.7
Interest (Income) expense, net...................           (0.9)             36.3            38.7
                                                       ---------         ---------       ---------
Earnings Before Income Taxes.....................      $   227.0         $   189.8       $   187.4
Provisions for Income Taxes......................          (90.5)            (75.7)          (74.8)
                                                       ---------         ---------       ---------
Net Earnings.....................................      $   136.5         $   114.1       $   112.6
                                                       =========         =========       =========
Diluted Earnings Per Share.......................      $    4.35         $    4.79       $    4.73
Basic Earnings Per Share.........................      $    4.37         $    4.82       $    4.76
Diluted Average Shares Outstanding...............           31.4              23.8            23.8
Basic Average Shares Outstanding.................           31.2              23.7            23.7

                            PAYLESS SHOESOURCE, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                                     PRO FORMA AS OF THE END OF
                                                                          FISCAL YEAR 1999
                                                         ACTUAL     ----------------------------
                                                          1999      $48.00 SHARE    $53.00 SHARE
                                                        --------    ------------    ------------
                                                                      ($ MILLIONS)
ASSETS
Cash and Cash Equivalents.............................  $  164.2      $   22.3        $   23.1
Merchandise Inventories...............................  $  349.7      $  349.7        $  349.7
Current Deferred Income Taxes.........................      12.1          12.1            12.1
Other Current Assets..................................      40.9          40.9            40.9
                                                        --------      --------        --------
          Total Current Assets........................  $  566.9      $  425.0        $  425.8
Gross Property, Plant & Equipment.....................  $1,037.8      $1,037.8        $1,037.8
Accumulated Depreciation..............................    (554.9)       (554.9)         (554.9)
                                                        --------      --------        --------
Property, Plant & Equipment, Net......................  $  482.9      $  482.9        $  482.9
Deferred Income Taxes.................................  $   21.3      $   21.3        $   21.3
Other Assets..........................................       4.4          10.0            10.0
                                                        --------      --------        --------
          Total Assets................................  $1,075.5      $  939.2        $  940.0
                                                        ========      ========        ========

LIABILITIES AND SHAREOWNERS' EQUITY
Current Maturities of Long-term Debt..................  $    0.7      $   50.7        $   90.7
Accounts Payable......................................      81.2          81.2            81.2
Accrued Expenses......................................     115.9         112.7           112.7
                                                        --------      --------        --------
Total Current Liabilities.............................  $  197.8      $  244.6        $  284.6
Long Term Debt........................................  $  126.1      $  334.1        $  334.1
Other Liabilities.....................................  $   47.8      $   47.8        $   47.8
Shareowners' Equity...................................  $  703.8      $  312.7        $  273.5
                                                        --------      --------        --------
          Total Liabilities and Shareowners' Equity...  $1,075.5      $  939.2        $  940.0
                                                        ========      ========        ========

---------------
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) The pro forma financial information reflects the repurchase of 7,547,170 shares at $48.00 and $53.00 per share, as appropriate.

(2) The unaudited pro forma financial information gives effect to the purchase of shares pursuant to the offer as if such transaction had occurred on January 31, 1999, the first day of the fiscal year ended January 29, 2000.

(3) The funds used to purchase shares were obtained through additional borrowings and available cash held in interest bearing short-term investments. The additional borrowings will require the retirement of existing borrowings. The balance sheet and income statement give effect to these borrowing activities as if they had occurred on January 31, 1999, the first day of the fiscal year ended January 29, 2000. The pro forma data assumes interest of 9.5% on the new debt and 5% on interest bearing deposits.

(4) The pro forma data assumes an incremental tax rate of 40%.

(5) No earnings statement effect has been given to the one-time costs associated with the early retirement of existing borrowings. These costs are estimated to be $6.2 million pre tax ($3.7 million after tax) and will be classified as extraordinary expenses when incurred. These costs were reflected in the balance sheet and cash flows in arriving at the pro forma data.

     Additional Information. Payless is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Payless is required to disclose in such proxy statements certain information, as of particular dates, concerning the Payless directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Payless and any material interest of such persons in transactions with Payless. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Payless has filed with the Commission an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO which include additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. These reports, statements and other information concerning Payless can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Payless urges you to review its Annual Report on Form 10-K for the year ended January 30, 1999 and its Quarterly Reports on Form 10-Q for the quarters ended May 1, 1999, July 31, 1999 and October 30, 1999.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of March 7, 2000, Payless had 29,601,406 issued and outstanding shares and held 7,322,721 shares in treasury. The 7,547,170 shares Payless is offering to purchase under the tender offer represent approximately 25.5% of the shares outstanding as of March 7, 2000.

     As of March 7, 2000, the Company's directors and executive officers as a group (14 persons) beneficially owned an aggregate of 455,363 shares of Payless common stock, representing approximately 1.53% of outstanding shares. The directors and executive officers of the Company are entitled to participate in the tender offer on the same basis as all other stockholders. However, they have advised the Company that they do not intend to tender any shares in the tender offer.

     As of March 7, 2000, the aggregate number and percentage of Payless securities that were beneficially owned by the directors and executive officers of Payless were as appears in columns two and three of the table below. No director or executive officer beneficially owned more than 1.0% of the Company's shares as of such date. Assuming Payless purchases 7,547,170 shares of common stock and that no director or executive officer tenders any shares under the tender offer (as is intended by the directors and executive officers), then after the purchase of shares under the tender offer, the directors and executive officers as a group will beneficially own approximately 2.04% of the outstanding common stock. None of Payless' directors or executive officers will beneficially own more than 1.0% of the Company's shares after the tender offer. The percentage beneficial ownership of each director and officer will be approximately as appears in column four of the table below.

                                                                              PERCENTAGE OWNERSHIP
                                                                               AFTER TENDER OFFER
                                         SHARES OF         PERCENTAGE           (ASSUMING PAYLESS
                                          PAYLESS         OWNERSHIP OF         PURCHASES 7,547,170
                                        COMMON STOCK         SHARES         SHARES AND NO DIRECTOR OR
                                        BENEFICIALLY     OUTSTANDING AS         EXECUTIVE OFFICER
DIRECTORS AND OFFICERS(1)               OWNED(2)(3)     OF MARCH 7, 2000            TENDERS)
-------------------------               ------------    ----------------    -------------------------
Steven J. Douglass....................    211,124             0.71%                   0.95%
  (Chairman of the Board & Chief
  Executive Officer)
Ken C. Hicks..........................     17,706              ***                     ***
  (President and Director)
Duane L. Cantrell.....................     49,543             0.17%                   0.22%
  (Executive Vice President --
  Operations)
John N. Haugh.........................      2,800              ***                     ***
  (Senior Vice President -- Marketing)
Jed L. Norden.........................     46,091(4)          0.16%                   0.21%
  (Senior Vice President -- Human
  Resources)
Ullrich E. Porzig.....................     37,432             0.13%                   0.17%
  (Senior Vice President -- Chief
  Financial Officer and Treasurer)
William J. Rainey.....................     29,641(5)          0.10%                   0.13%
  (Senior Vice President -- General
  Counsel and Secretary)
Gary M. Stone.........................     20,861              ***                     ***
  (Senior Vice President -- Corporate
  Development)
Daniel Boggan, Jr. ...................          0(6)           ***                     ***
  (Director)
Howard R. Fricke......................      7,070(6)(7)        ***                     ***
  (Director)
Thomas A. Hays........................     24,575(6)(8)        ***                    0.11%
  (Director)
Mylle B. Mangum.......................        100              ***                     ***
  (Director)
Michael E. Murphy.....................      5,254              ***                     ***
  (Director)
Robert L. Stark.......................      3,166              ***                     ***
  (Director)

---------------
(1) The business address of each of the directors and executive officers of Payless is as follows: Payless ShoeSource, Inc., 3231 South East Sixth Avenue, Topeka, Kansas 66607-2207.

(2) Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before May 6, 2000, as follows: Steven J. Douglass -- 151,000 shares; Duane L. Cantrell -- 30,813 shares; Jed L. Norden -- 26,250 shares; Ullrich E. Porzig -- 18,750 shares; William J. Rainey -- 18,750 shares; and Gary M. Store -- 11,875 shares.

(3) The Payless ShoeSource, Inc. Profit Sharing Plan provides for an investment fund which is invested in shares of Payless common stock. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under this plan.

(4) Includes 464 shares held by Mr. Norden's children, of which he disclaims beneficial ownership.

(5) Includes 4,382 shares held by a revocable trust.

(6) Does not include units credited to non-employee directors' accounts under the Deferred Compensation Plan for Non-Management Directors. As of March 1, 2000, the following directors had the following units credited to their account under the Plan: Mr. Boggan -- 2,557 units; Mr. Fricke -- 1,184 units; Mr. Hays -- 1,184 units; Ms. Mangum -- 2,466 units; and Mr.
    Stark -- 1,184 units. At the end of the deferred period, the units will be paid out in an equivalent number of shares of Payless common stock.

(7) Includes 4,000 shares owned by Mr. Fricke's spouse.

(8) Includes 21,505 shares held by a limited partnership of which Mr. Hays is a general and limited partner. Mr. Hays disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

*** Less than 0.10% ownership.

     Based on Payless' records and information provided to Payless by its directors, executive officers, associates and subsidiaries, neither Payless, nor any associate or subsidiary of Payless nor, to the best of Payless' knowledge, any directors or executive officers of Payless or any associates or subsidiaries thereof, has effected any transactions in Payless shares during the 60 days before the date hereof, except as stated below.

                               STOCK REPURCHASES
                (EFFECTED BY PAYLESS IN OPEN MARKET TRANSACTIONS
       ON THE NEW YORK STOCK EXCHANGE THROUGH A REGISTERED BROKER-DEALER)

                  DATE                    NUMBER OF SHARES    SHARE PRICE($)    TRANSACTION VALUE($)
                  ----                    ----------------    --------------    --------------------
January 10, 2000........................       17,896             44.700            799,956.57
January 11, 2000........................       17,666             44.284            799,990.68
January 12, 2000........................       18,000             44.338            798,089.40
January 13, 2000........................       18,101             44.192            799,913.96
January 14, 2000........................       17,809             44.914            799,873.43
January 18, 2000........................       18,693             42.796            799,978.15
January 19, 2000........................       19,171             41.726            799,925.31
January 20, 2000........................       19,142             41.792            799,986.29
January 21, 2000........................       18,986             42.136            799,984.60

                             OPTIONS EXERCISED(++)

                                                       NUMBER OF       EXERCISE          OPTION
                        DATE                            SHARES         PRICE($)         PRICE($)
                        ----                           ---------    --------------    ------------
January 11, 2000.....................................      75           44.875           29.250
January 21, 2000.....................................      75           41.375           29.250
February 18, 2000....................................     548           39.687           27.027
February 18, 2000....................................     375           39.687           29.250

---------------
++ By persons other than Payless directors or executive officers. No directors or executive officers of Payless exercised any options in Payless securities in the 60 days prior to the date hereof.

     Except as otherwise described herein, neither Payless nor, to the best of Payless' knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Payless, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Payless, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase by Payless of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, Payless anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, Payless does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Payless common stock to be delisted from the NYSE.

     The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. Payless believes that, following the purchase of shares under the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that Payless furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Payless stockholders. Payless believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12. LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, Payless is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by Payless as contemplated by the tender offer. Should any such approval or other action be required, Payless presently contemplates that it will seek that approval or other action. Payless is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Payless under the tender offer to accept for payment and pay for shares is subject to conditions. See
Section 6.

13. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership and the "Section 302 test" (as defined below) will apply at the partnership level. Partners of partnerships holding shares should consult their tax advisors. Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

     Characterization of the Purchase. The purchase of a United States holder's shares by Payless under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Payless.

     Under Section 302 of the Code, a United States holder whose shares are purchased by Payless under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in Payless;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to Payless and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by Payless under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Payless from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Payless in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by Payless under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Payless under the tender offer will be treated as a dividend distribution to the United States holder with respect to its shares under
Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of the current and accumulated earnings and profits (within the meaning of the Code) of Payless. To the extent the amount exceeds the United States holder's share of the current and accumulated earnings and profits of Payless, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by Payless under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     Payless cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Payless to accept fewer shares than are tendered. Therefore, no assurance can be given that Payless will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Payless under the tender offer to be treated as a sale or exchange for federal income tax purposes:

     - Complete Termination Test. The purchase of a United States holder's shares by Payless under the tender offer will result in a "complete termination" of the United States holder's equity interest in Payless if all of the shares that are actually owned by the United States holder are sold under the tender offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     - Substantially Disproportionate Test. The purchase of a United States holder's shares by Payless under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

     - Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by Payless under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Payless as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Foreign Stockholders. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

     Stockholders Who do Not Receive Cash Under the Tender Offer. Stockholders whose shares are not purchased by Payless under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

     Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     Payless expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Payless to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Payless also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid

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

for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Payless' reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Payless must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Payless further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Payless to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Payless may choose to make a public announcement, except as required by applicable law, Payless shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

     If Payless materially changes the terms of the tender offer or the information concerning the tender offer, Payless will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Payless increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES.

     Payless has retained Goldman, Sachs & Co. to act as its financial advisor, as well as the dealer manager, in connection with the tender offer. Goldman, Sachs & Co. will receive reasonable and customary compensation. Payless also has agreed to reimburse Goldman, Sachs & Co. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Goldman, Sachs & Co. has rendered various investment banking and other services to Payless in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Payless. In the ordinary course of its trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Payless.

     Payless has retained D.F. King & Co., Inc. to act as information agent and EquiServe to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by Payless for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by Payless to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Payless, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Payless, the dealer manager, the information agent or the depositary for purposes of the tender offer. Payless will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in this document and Instruction 7 in the related Letter of Transmittal.

16. MISCELLANEOUS.

     Payless is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Payless becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Payless will make a good faith effort to comply with the applicable law. If, after such good faith effort, Payless cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Payless by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Payless has filed with the Commission an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO which contain additional information with respect to the tender offer. The Schedule TO and Amendment No. 1 thereto, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning Payless.

     PAYLESS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF PAYLESS AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. PAYLESS HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAYLESS OR THE DEALER MANAGER.

March 13, 2000

     The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                                   EQUISERVE

        By hand delivery:               By overnight delivery or                   By Mail:
                                             express mail:                        EquiServe
 Securities Transfer & Reporting               EquiServe                   Attn: Corporate Actions
          Services, Inc.                Attn: Corporate Actions                 P.O. Box 9573
          c/o EquiServe                   40 Campanelli Drive               Boston, MA 02205-9573
  100 Williams Street, Galleria           Braintree, MA 02184
        New York, NY 10038

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                 The information agent for the tender offer is:

                             D.F. KING & CO., INC.
                          77 WATER STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10005
                           TOLL FREE: (800) 848-3416

             BANKS AND BROKERAGE FIRMS PLEASE CALL: (212) 269-5550

                  The dealer manager for the tender offer is:

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                         (212) 902-1000 (CALL COLLECT)
                        (800) 323-5678 (CALL TOLL FREE)